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                      April 4, 2024

       Melvin Tan
       CFO
       Locafy Ltd
       246A Churchill Avenue
       Subiaco WA 6008, Australia

                                                        Re: Locafy Ltd
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2023
                                                            Filed October 11,
2023
                                                            File No. 001-41333

       Dear Melvin Tan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology